Exhibit 16.1

February 23, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Hangover Joe's Holding Corporation

We have read the statements made by Hangover Joe's Holding Corporation in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ GHP Horwath, P.C.
Denver, Colorado